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                        ADMINISTRATIVE SERVICES AGREEMENT

                                 BY AND BETWEEN

                             CIBC OPPENHEIMER CORP.

                                       AND

                              XANTHUS FUND, L.L.C.



            CIBC Oppenheimer Corp. ("CIBC Opco") and Xanthus Fund, L.L.C. (the "Fund") hereby agree as follows:

            THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made as of this _____ day of __________, 1999, by and between CIBC Opco and the Fund.

            WHEREAS, CIBC Opco is in the business of providing administrative services to investment partnerships and limited liability companies; and

            WHEREAS, the Fund wishes to retain CIBC Opco to provide certain administrative services;

            NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

            1.    Appointment of CIBC Opco.

                  (a) The Fund hereby retains CIBC Opco to provide and CIBC Opco hereby agrees to provide certain administrative services to the Fund.
These services shall include:

                  (i) the provision of office space, telephone and utilities;

                  (ii) the provision of administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

                  (iii) the general supervision of the entities which are
                        retained by the Fund to provide administrative services and custody services to the Fund;
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                 (iv)   the handling of investor inquiries regarding the Fund
                        and providing them with information concerning their investment in the Fund and capital account balances;

                 (v) monitoring relations and communications between investors and the Fund;

                 (vi) assisting in the drafting and updating of disclosure documents relating to the Fund and assisting in the preparation of offering materials;

                 (vii) maintaining and updating investor information, such as change of address and employment;

                 (viii) assisting in the preparation and mailing of investor subscription documents and confirming the receipt of such documents and funds;

                 (ix) assisting in the preparation of regulatory filings with the Securities and Exchange Commission and state securities regulators and other Federal and state regulatory authorities;

                 (x) preparing reports to and other informational materials for members and assisting in the preparation of proxy statements and other member communications;

                 (xi) monitoring compliance with regulatory requirements and with the Fund's investment objective, policies and restrictions as established by the Board of Managers of the Fund (the "Board");

                 (xii) reviewing accounting records and financial reports of the Fund, assisting with the preparation of the financial reports of the Fund and acting as liaison with the Fund's accounting agent and independent auditors;

                 (xiii) assisting in preparation and filing of tax
                        returns;

                 (xiv) coordinating and organizing meetings of the Board and meetings of the members of the Fund, in each case when called by such persons;

                 (xv) preparing materials and reports for use in connection with meetings of the Board;

                 (xvi) maintaining and preserving those books and records of the Fund not maintained by the Adviser or the Fund's accounting agent or custodian;


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                 (xvii) reviewing and arranging for payment of the
                        expenses of the Fund;

                (xviii) assisting the Fund in conducting offers to members of the Fund to repurchase member interests; and

                  (xix) reviewing and approving all regulatory filings of the
                        Fund required under applicable law.

                  (b) Notwithstanding the appointment of CIBC Opco to provide administrative services hereunder, the Board shall remain responsible for supervising and controlling the management, business and affairs of the Fund.

            2.    CIBC Opco Fee; Reimbursement of Expenses.

                  (a) In consideration for the provision by CIBC Opco of its services hereunder, the Fund will pay CIBC Opco a monthly management fee of 0.08333% (1% on annualized basis) of the Fund's "net assets" (the "CIBC Opco Fee"). "Net assets" shall equal the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities, and obligations of the Fund calculated before giving effect to any repurchases of interests.

                  (b) The CIBC Opco Fee will be computed based on the net assets of the Fund as of the start of business on the first business day of each month, after adjustment for any subscriptions effective on such date, and will be due and payable in arrears within five business days after the end of such month. In the event that the CIBC Opco Fee is payable in respect of a partial month, such fee will be appropriately pro-rated.

                  (c) CIBC Opco is responsible for all costs and expenses associated with the provision of its services hereunder. The Fund shall pay all other expenses associated with the conduct of its business.

            3. Liability. CIBC Opco will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Managers serving on the Board ("Managers") or the Fund's members in connection with the performance of its duties under this Agreement, except a loss (as to which it will be liable and will indemnify and hold harmless the Fund) resulting from willful misfeasance, bad faith or gross negligence on CIBC Opco's part (or on the part of an officer or employee of CIBC Opco) in the performance of its duties hereunder or reckless disregard by it of its duties under this Agreement.

            4. Effective Date and Termination. This Agreement shall become effective as of the date first noted above, and shall remain in effect for an initial term of two years from the date of its effectiveness. This Agreement may be continued in effect from year to year after its initial term provided that such continuance is approved annually by the Board, including the vote of a majority of the Managers who are not "interested persons" of the Fund, as defined by the Investment Company Act of 1940 and the rules thereunder (the "1940 Act"). This Agreement may be terminated by CIBC Opco, by the Board or by vote of a majority of the outstanding voting securities of the Fund at any time, in each case upon not less than 60 days'


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prior written notice. This Agreement shall also terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act and the rules thereunder.

            5. Entire Agreement. This Agreement embodies the entire understanding of the parties. This Agreement cannot be altered, amended, supplemented, or abridged, or any provisions waived except by written agreement of the parties.

            6. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the 1940 Act. In the event the laws of New York conflict with the 1940 Act, the applicable provisions of the 1940 Act shall control.

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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    CIBC OPPENHEIMER CORP.


                                    By:_________________________________
                                       Name:
                                       Title:


                                    XANTHUS FUND, L.L.C.

                                    By:_________________________________
                                       Name:
                                       Title:  Manager



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